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                                                                     EXHIBIT 5.2

                 [KUMMER KAEMPFER BONNER & RENSHAW LETTERHEAD]

                               December 18, 1995


Income Opportunity Realty Investors, Inc.
10670 North Central Expressway, Suite 300
Dallas, Texas  75231

          Re:    Income Opportunity Realty Investors, Inc.
                 Registration Statement on Form S-4
                 791,444 Shares of Common Stock, Par Value $.01 Per Share

Ladies and Gentlemen:

         You have requested our opinion as special Nevada counsel for Income Opportunity Realty Investors, Inc. (the "Company"), a Nevada corporation and wholly-owned subsidiary of Income Opportunity Realty Corporation, a California corporation ("IORC California"), in connection with the proposed merger (the "Merger") of IORC California into the Company pursuant to an Agreement and Plan of Merger to be entered into by and among IORC California and the Company ("Merger Agreement"). As consideration for the Merger, each shareholder of IORC California will receive for each share of IORC California common stock owned as of the effective time of the Merger, one share of common stock of the Company. We are rendering this opinion in connection with this transaction and the registration by the Company of 791,444 shares of its common stock (the "Common Stock"), and the proposed issuance and sale thereof under the Registration Statement, as defined below. Any opinions expressed herein shall be limited to the extent that we have been retained as special Nevada counsel.

         In connection with this opinion letter, we have reviewed the following documents ("Documents"):

         1. Pre-Effective Amendment No. 1 to Form S-4 Registration Statement of the Company as amended and filed with the U.S. Securities and Exchange Commission on November 20, 1995 (the "Registration Statement").


         2. An unexecuted copy of the Merger Agreement filed as Appendix B to the Registration Statement.


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Income Opportunity Realty Investors, Inc.
December 18, 1995
Page 2

         3. Articles of Incorporation of the Company as filed with the Nevada Secretary of State on August 23, 1995.

         4. Bylaws of the Company certified by the Company to be currently in force and effect.

         5. Minutes of the Organizational Meeting of the Board of Directors of the Company dated August 24, 1995.

         6.      Certificate of Secretary of the Company dated as of December
18, 1995.


         In our examination, we have assumed that each Document will be duly completed (where blanks appear), duly executed and duly delivered by each party as of this date. We further assume the genuiness of all signatures, and the legal capacity of natural persons who signed or who will sign the Documents.
We assume the Documents are the only material documents governing the affairs of the Company in relation to the above-described transaction. In our examination, we also have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all Documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. We assume that each party other than the Company has the power and authority to execute and deliver the Documents and that such other parties have duly authorized such execution and delivery. We further assume that the Documents are legal, valid, binding and enforcable obligations of any party other than the Company. We assume that the Documents have not been rescinded, modified or altered in any manner whatsoever as of the date hereof. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers of the Company and IORC California, public officials and others. Moreover, we have assumed that the Merger Agreement to be entered into between the Company and IORC California will become effective substantially in the form included in the Registration Statement, and that the Merger will be consummated as described in the Registration Statement and pursuant to and in accordance with the Merger Agreement. Furthermore, we have not independently verified any of the factual matters set forth in any certificate or other document upon which we have relied.


         Matters of which we have knowledge are those matters which are known to us in the course of our representation of the Company, without any independent investigation by us of any such matters.

         We are admitted to the Bar of the State of Nevada. In rendering our opinions hereinafter stated, we have relied upon the applicable laws of the State of Nevada as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction within the State of Nevada. We express no opinion as to the laws of any other jurisdiction or of the United States of America.
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Income Opportunity Realty Investors, Inc.
December 18, 1995
Page 3

         Based upon the foregoing and in reliance thereon and subject to the assumptions, exceptions, qualifications, and limitations set forth herein, we are of the opinion that the Common Stock has been duly and validly authorized and reserved for issuance, and, when issued pursuant to the terms of the Merger Agreement as contemplated in the Registration Statement, will be validly issued and outstanding fully paid and non-assessable.

         In rendering the foregoing opinion, we have made no independent examination of the laws of the State of Califonia nor have we analyzed any issues which may relate thereto. We express no opinion as to the laws of any jurisdiction other than the applicable laws of the State of Nevada, and we assume no responsibility as to the applicability thereto, or effect thereon, of the laws of any other jurisdiction.


         This opinion is effective as of the date hereof and we disclaim any responsibility to update this opinion at any time following the date hereof.
No extensions of our opinion may be made by implication or otherwise. We express no opinion other than as herein expressly set forth. This opinion is soley for the benefit of the addressee hereof, and, without our prior written consent, may not be quoted in whole or in part or otherwise referred to in any legal opinion, document or other report, and may not be furnished to any person or entity (except that Andrews & Kurth L.L.P. may rely on this opinion as if it was addressed to Andrews & Kurth L.L.P. for purposes of such firm's opinion to be filed as Exhibit 5.1 to Amendment No. 2 to the Registration Statement). We hereby consent to the filing of this opinion letter as an exhibit to Amendment No. 2 to the Registration Statement and to the reference to our firm name under the caption "Legal Matters" in the Registration Statement and in the Prospectus contained therein. By giving such consent, we do not hereby admit that we are an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Securities Act of 1933, as amended.


                                      Sincerely,



                                      /s/ KUMMER KAEMPFER BONNER & RENSHAW
                                      ------------------------------------
                                      KUMMER KAEMPFER BONNER & RENSHAW